Exhibit 23
Consent of Independent Registered Public Accounting Firm
Selective Insurance Retirement Savings Plan:
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-10477) of Selective Insurance Group, Inc. of our report dated June 29, 2006, with respect to the statements of net assets available for plan benefits of the Selective Insurance Retirement Savings Plan as of December 31, 2005 and 2004 and the related statement of changes in net assets available for benefits for the year ended December 31, 2005 and the related supplemental Schedule H, line 4i-Schedule of Assets (Held at End of Year) as of December 31 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Selective Insurance Retirement Savings Plan.
/s/ KPMG LLP
New York, New York
June 29, 2006

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